Exhibit 3.4

CONSENT OF VINCENT JOURDAIN

We refer to our report signed on October 21, 2013 with an effective date as of August 1, 2013, titled Technical Report and Mineral Resource Estimate on the Sleeping Giant Property (According to Regulation 43-101 and Form 43-101F1) (the “Report”). We consent to the use of our name and references to the Report, or portions thereof, in the Registration Statement on Form F-7 (the “Registration Statement”) filed by Maudore Minerals Ltd. under the United States Securities Act of 1933, as amended, and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

/s/ Vincent Jourdain
Vincent Jourdain, PhD, Eng. InnovExplo Inc 560, 3e Avenue Val-d’Or, QC J9P 1S4

November 22, 2013